Exhibit 3.194

FILED In the Office of the Secretary of State of Texas JUL 19 1989

ARTICLES OF INCORPORATION OF

SHELTERED LIVING INCORPORATED

Corporations Section

I, the undersigned, a natural person of the age 18 years or more and a citizen of the State of Texas, acting as the incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE I. NAME

The name of this corporation is SHELTERED LIVING INCORPORATED.

ARTICLE II. DURATION

The period of its duration is perpetual.

ARTICLE III. PURPOSE OR PURPOSES

The purpose or purposes for which the corporation is organized are for the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

The foregoing shall be construed as objects, purposes, and powers, and enumeration thereof shall not be held to limit or restrict in any manner the powers hereafter conferred on this corporation by the laws of the State of Texas.

The corporation may in its bylaws confer powers, not in conflict with law, upon its directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon them by statute.

ARTICLE IV. CAPITALIZATION

The aggregate number of shares which the corporation shall have authority to issue is 100,000 at $1.00 par value each.

ARTICLE V. STOCK STRUCTURE

The corporation is authorized to issue only one class of shares of stock, and no distinction shall exist between the shares of the corporation or between the holders thereof.

ARTICLE VI. PREEMPTIVE RIGHTS

The shareholders of this corporation shall have the preemptive right to subscribe to any and all issues of shares and securities of this corporation.

ARTICLE VII. CUMULATIVE VOTING

The shareholders shall not have the right of cumulative voting.

ARTICLE VIII. ISSUANCE OF STOCK

The corporation will not commence business until it has received for the issuance of its shares consideration in the value of $1,000 consisting of money, labor done, or property actually received.

ARTICLE IX. REGISTERED OFFICE

The name of its initial registered agent and office address of said registered agent is Ann Kreiner, 111 Mayfair Ct., The Woodlands, Texas 77381.

ARTICLE X. DIRECTORS

The number of directors constituting the initial board of directors is one, and the name and address of the person who is to serve as director until the first annual meeting of the shareholders or until his successor is elected and qualified is Ann Kreiner, 111 Mayfair Ct., The Woodlands, Texas 77381.

ARTICLE XI. INCORPORATOR

The name and address of the incorporator is Ann Kreiner, 111 Mayfair Ct. The Woodlands, Texas 77381.

In witness whereof, and for the purpose of forming the corporation under the laws of the State of Texas, I, the undersigned incorporator of this corporation have executed these Articles of Incorporation on July 12, 1989.

/s/ Ann Kreiner
Ann Kreiner

State of Texas

County of Montgomery

I, the undersigned, a Notary Public do hereby certify that on 7-12, 1989, personally appeared before me, Ann Kreiner, known to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sworn, declared and that the statements therein contained are true and correct.

(Seal)	/s/ Carrie L. Gagnon
Notary Public in and for Montgomery County, Texas

My commission expires: 6-23-92	CARRIE L. GAGNON
Printed Name of Notary